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                                                                      Exhibit 21

                         Subsidiaries of the Corporation

1. BankPhiladelphia, a Pennsylvania chartered stock savings bank.
2. USACapital, Inc., a Pennsylvania corporation.
3. USACredit, Inc., a Pennsylvania corporation.
4. USAHoldings, Inc., a Pennsylvania corporation.
5. USA Capital Trust I, a Delaware business trust.